Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

As Amended and Completely Restated

The Lincoln National Life Insurance Company, a corporation existing under and pursuant to the Laws of the State of Indiana (the “Company”) hereby amends and completely restates the provisions of the Articles of Incorporation of The Lincoln National Life Insurance Company which first became effective June 12, 1905, as subsequently amended, as hereinafter set forth in these Articles of Incorporation of The Lincoln National Life Insurance Company (the “Amended Articles of Incorporation”).

Be it remembered that the following Amended Articles of Incorporation and all matters heretofore done or hereafter to be done are in accordance with the Indiana Insurance Law, as amended, Indiana Code Section 27-1-2-1 et seq. and all acts amendatory thereof and supplemental thereto (the “Act”).

Article I.

Name

The name of this corporation shall be The Lincoln National Life Insurance Company.

Article II.

Address

The post office address of its principal office shall be:

1300 South Clinton Street

Fort Wayne, IN  46802

The name and address of its registered agent shall be:

Corporation Service Company

251 East Ohio Street

Suite 500

Indianapolis, IN 46204

This principal office and/or registered agent may be changed at any time, consistent with the requirements of the Act.

Article III.

Purposes and Powers

Section 1.  The Company is formed for the purpose of conducting the business of, and acting as, an insurance company with the power to write such insurance as is authorized under Class 1 of Section 27-1-5-1 of the Act, as amended.  Specifically, the Company is formed:

(a) to insure the lives of persons, including insurance against permanent mental or physical disability resulting from accident or disease, or against accidental death combined with a policy of life insurance, and to grant, purchase or dispose of annuities;

(b) to insure against bodily injury or death by accident and against disablement resulting from sickness and every insurance appertaining thereto, including contracts between an insurer and policyholder providing for the indemnification of the policyholder (or the other party) obligated to pay benefits resulting from bodily injury, death by accident, or disablement from sickness in accordance with the provisions of a benefit plan; and

(c) to issue contracts providing for immediate or future life insurance and/or annuity benefits, fundable and/or computable as to cost or payment or both as well as contracts providing for insurance against bodily injury or sickness, a portion of which contracts may be funded out of or on the basis of assets in a segregated investment account; the assets being those received by the company from or in relation to contributions, premiums or considerations received by it under such contracts.

Section 2.  The Company shall have the authority to perform all legal acts that are necessary, convenient, or expedient to accomplish the purposes for which it was formed, including all rights, powers, and privileges set forth in Section 27-1-7-2 of the Act, as it may be revised, amended, or restated from time to time.

Article IV.

Period of Existence

The period during which the Company shall continue shall be perpetual.

Article V.

Authorized Shares and Paid-in Capital

Section 1.  The authorized shares of capital stock of the Company shall consist of 10,000,000 shares of Common Stock, each of which has a par value of two and 50/100 dollars ($2.50) per share.

Section 2.  The Company shall have twenty-five million dollars in paid-in capital.

Article VI.

Plan of Business

The Company shall transact business as a stock company in accordance with Article III of these Amended Articles of Incorporation.  The Company may issue insurance policies upon both the participating and non-participating plan.

Article VII.

Directors

Section 1.  Management.  The business of the Company shall be managed by a Board of Directors.  The directors shall have all of the qualification, powers and authority and shall be subject to all limitations set forth in the Act.  The number of directors of the Company shall be specified from time to time as prescribed in the Company’s bylaws; however, the maximum number of directors shall be thirteen.

Section 2.  Removal.  Any or all members of the Board of Directors may be removed, with or without cause, at a meeting of shareholders called for that purpose by vote of three-fourths of the shares of capital stock of the Company outstanding and entitled to vote.

Article VIII.

Regulation of Business

Section 1.  Location of Meetings.  Meetings of the shareholders, the Board of Directors or any committee of the Board of Directors may be held at such place, within or without the State of Indiana, as may be specified in the respective notices or waivers of notice thereof.

Section 2.  Code of Bylaws.  The Board of Directors shall have the power to make, alter, amend or repeal the bylaws of the Company.